Exhibit 23.3

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street Toronto, Ontario M5H 2S5

Telephone (416) 777-8500

Fax (416) 777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 21, 2025 with respect to the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the two year period ended December 31, 2024, and the related notes, of Xanadu Quantum Technologies Inc., included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

February 23, 2026

Toronto, Canada